ADVANCED HUMAN IMAGING LIMITED (an entity incorporation in Australia) (“**AHI**”) is a technology company that has developed a multi-scan platform comprising of Body, Face and Dermatological scans, that provides partners with a series of system development kits (SDK’s) delivering a multitude of biometric markers and risks indicators via a smart phone application. We provide this solution to multiple verticals including mHealth, Life & Health Insurance, fitness, weight loss, and apparel (“**AHI Platform**”).

INTER-PSY B.V.is an XXX based technology company that has developed an application that tracks body composition and wellness for its users. (“**INTER-PSY**”) (“**the Customer**”).

This Terms Sheet sets out the terms upon which the Customer will integrate the AHI Platform into the Customer platform and the basis upon which they will generate revenue.

This Terms Sheet is binding on all the parties to it (**Parties**).

1.	**Integration of the AHI Platform**	The Parties agree to collaborate and work together to design, develop and integrate the AHI Platform into the Customer’s existing platform according to the timeline and functional specifications set out in Schedule 1 (**Product Integration**).
2.	**Contributions from the Parties**	(a) The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration. (b) Other than as set out in Schedule 1, each of the Parties will bear their own costs and expenses associated with the Product Integration.
3.	**Pricing and Promotion of AHI Platform**	(a) Once the Product Integration is complete, the Customer agrees to use its best efforts to promote the use of the AHI Platform to existing and new platform partners. (b) The Parties agree that the pricing model for use of the AHI Platform will be as set out in Schedule 2 or as mutually agreed between the parties.
4.	**Marketing consideration**	(a) The Customer will use its best endeavours to grow the subscription base for the AHI Platform in the first 12 months to 200,000 active users across the current and new user base.
5.	**Intellectual Property**	(a) All intellectual property that is owned by, or is proprietary to, a Party as at the date of this Terms Sheet will at all times remain owned by that Party exclusively. (b) Other than as expressly set out in this Terms Sheet, nothing in this Terms Sheet confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party’s, or any third parties, intellectual property. (a) For the avoidance of doubt, AHI owns all intellectual property in the AHI Platform, including any modifications or improvements in relation to the platform. The Customer covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the AHI Platform. (b) The Customer owns all intellectual property in the Customer’s platform, including any modifications or improvements in relation to the platform, excluding any AHI intellectual

		property. AHI covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the Customer's Platform.
6.	**Commercial Contract**	Notwithstanding the fact that this document is legally binding on the Parties, AHI and the Customer agree to enter into a definitive agreement (**Formal Agreement**) to more fully document the terms set out in this Terms Sheet within 90 days for the execution of this Terms Sheet. The Formal Agreement shall be shall be consistent with the terms set out in this Terms Sheet, except to the extent otherwise agreed by the Parties, and will include clauses on (but not limited to) licences to be granted, promotion and marketing, support services, implementation services, cloud services, billing, liabilities, IP and confidentiality.
7.	**Warranties, Representations and Covenants**	The Formal Agreement will also contain warranties, representations and covenants by both AHI and the Customer that are customary for transactions of the type contemplated by this Terms Sheet.
8.	**Confidentiality**	Each Party is to keep confidential the terms of this Terms Sheet and any other information obtained from another during the negotiations preceding the execution of this Terms Sheet or in the course of furthering the transactions contemplated by this Terms Sheet whether in the course of conducting due diligence or otherwise (**Confidential Information**), and is not to disclose it to any person except: (a) to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Terms Sheet; (b) with the consent of a Party or parties which own the Confidential Information; (c) if the information is, at the date of this Terms Sheet, lawfully in the possession of the recipient of the information through sources other than any of the other Parties; (d) if required by law or a stock exchange; (e) if strictly and necessarily required in connection with legal proceedings relating to this Terms Sheet; (f) if the information is generally and publicly available other than as a result of a breach of confidence; or (g) to a financier or prospective financier (or its advisers) of a Party. A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause. The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Terms Sheet, regardless of any termination of this Terms Sheet.
9.	**Further Assurance**	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Terms Sheet.
10.	**Governing Law**	The binding terms of this Terms Sheet shall be governed by and construed in accordance with the law from time to time in Western Australia. The

		Parties agree to submit to the non-exclusive jurisdiction of the Courts of Australia and the Courts which hear appeals from those Courts.
11.	**Assignment**	None of the Parties may assign any of the rights or obligations conferred by this Terms Sheet without the consent of the other Parties which will not be unreasonably withheld.
12.	**Costs**	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Terms Sheet.
13.	**Tax**	(a) In the event a supply made by one party to another under this document is subject to a value added or similar tax, the price stated in this Terms Sheet is exclusive of such tax and the recipient of such a supply must pay to the other party an amount equal to the amount of any such tax in addition to any amount stated in this Terms Sheet and at the same time. (b) Any payment of such tax is subject to the other party providing any invoice or similar documentation required by law with respect to such tax. (c) No party makes any representation to the other with regard to the intended tax consequences of the Acquisition.
14.	**Waiver**	A provision of, or a right under, this Terms Sheet may only be waived in writing signed by the Party granting the waiver. A failure or delay in exercise, or partial exercise, or a power, right, authority or remedy arising from a default or breach under this Terms Sheet does not result in a waiver of that power, right, authority or remedy.
15.	**Remedies**	The rights, power and remedies provided in this Terms Sheet are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Terms Sheet.
16.	**Whole Agreement**	This Terms Sheet, any formal agreement, and the other agreements envisaged by this Terms Sheet, shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.
17.	**Variation**	No modification or alteration of the terms of this Terms Sheet shall be binding unless made in writing dated subsequent to the date of this Terms Sheet and duly executed by all Parties.
18.	**Notices**	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below: **In the case of AHI**: Suite 5, 71–73 South Perth Esplanade South Perth, WA, 6151, Australia Email: david.tabb@advancedhumanimaing.com Attention: David Tabb **In the case of the Customer:** Address - VERLENGDE MEERWERDERWEG 5, 9723ZM GRONINGEN THE NETHERLANDS. Email: A.VANDERLINDE@INTER-PSG.NL

Advanced Human Imaging.

		Attention: ADRIAAN VAN DER LINDE
19.	**Severance**	If any provision of this Terms Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and forceful in accordance with their terms.
20.	**Counterparts**	This Terms Sheet may be executed in any number of counterparts, including by email, each of which when executed and delivered to the other Parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.
21.	**Interpretation**	In this Terms Sheet unless the context otherwise requires: (a) headings are for convenience only and do not affect its interpretation; (b) an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally; (c) the expression **person** includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust; (d) a reference to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation; (e) a reference to any document (including this Terms Sheet) is to that document as varied, novated, ratified or replaced from time to time; (f) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it; (g) words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender; (h) reference to Parties, clauses, schedules, exhibits or annexure are references to Parties, clauses, schedules, exhibits and annexure to or of this Terms Sheet and a reference to this Terms Sheet includes any schedule, exhibit or annexure to this Terms Sheet; (i) where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and (j) a reference to A$ is to Australian currency, a reference to EUR€ is a reference to the Euro, the official currency of the European Union, a reference to GBP£ is a reference to the British Pound, the currency of the United Kingdom and US$ is to the current of the United States of America.

If the terms and conditions set out above are acceptable, please execute this Terms Sheet in the appropriate place below.

Dated this 26th day of May 2020.

EXECUTED by **ADVANCED HUMAN IMAGING LIMITED ACN 602 111 115** in accordance with section 127 of the *Corporations Act 2001* (Cth):

DocuSigned by: Vlado Bosanac 7A4CA7AA554F40A...	DocuSigned by: Steven Richards 23ED18B488084A5...
Signature of director	Signature of Company Secretary
Vlado Bosanac (CEO)	Steven Richards (CFO)
Name of director	Name of Company Secretary

*please delete as applicable

SIGNED by **INTER-PSY B.V.**

Company number in the presence of:

	[signature]
Signature of Director	Signature
	Adryan van der Linde
Name of Director	Name of Director

SCHEDULE 1 – PRODUCT INTEGRATION

- The Customer & AHI will work together to design and implement a full integration within 90 days of the Binding term sheet being executed. A breakdown of the high-level integration timeline is below:

Milestone	Prerequisites	Milestone Completion Date
Terms Sheet Execution	Nil.	21st May 2021
Integrated Solution Design Scoping	Terms Sheet executed	4th June 2021
Formal Agreement (includes commercials, data processing, SDK EULA, and support)	Integrated solution designs signed off by both parties	18th June 2021
Product Integration (including QA) and marketing planning	Formal Agreement Executed	25th June 2021
Target market ready go-live	Product Integration complete	14th July 2021

- AHI will make available to the Customer the SDK kits at no cost to the Customer. This is based on the current AHI functionality. Any additionally functionality required by the Customer would be built at an agreed cost or can be built in conjunction with the Customer's development team at an agreed cost.
- The parties will work together to deliver a market ready product not later than 31st July 2021.
- AHI will make its continued platform improvements available to the Customer from time to time at no cost to the Customer.

SCHEDULE 2 – PRICING MODEL & LICENSE FEE

Tier	Body Scans Cost Per Month, Per User*	Combined Body and Face Scans Per Month, Per User*
1 – 25,000 active users	EUR€4.99	EUR€6.49
25,001 – 50,000 active users	EUR€3.99	EUR€5.49
50,001 – 100,000 active users	EUR€2.99	EUR€4.49
100,001 – 250,000 active users	EUR€2.50	EUR€4.00
250,001 – 500,000 active users	EUR€1.99	EUR€3.49
500,001 – 1,000,000 active users	EUR€1.50	EUR€3.00
1,000,001 – 3,000,000 active users	EUR€1.00	EUR€2.50
> 3,000,000 active users	EUR€0.80	EUR€2.30

Individual Body scan without subscription	EUR€4.99
Individual Combined (Body and Face scan) scans without subscription	EUR€8.99
4 Combined (Body and Face scan) scans without subscription**	EUR€19.99

**The above per month, per user pricing is tier based, where the Customer pays the per month, per user price for the first tier, then the per month, per user price for the second tier and so on.*

*** 4 combined scans per user paid up front, and must be captured in a 12 month period.*

- NB: above revenues are either per month, per user tier based pricing or individual scan based pricing to be paid to AHI or as mutually agreed under arrangement between the parties.
- All above per month, per user pricing is based on a 12-month subscription.
- Monthly Face Scan subscription is based on a fair use policy, allowing the user to take up to 10 scans per month.